EXHIBIT 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and the Administrative Agent the following with respect to Washington Mutual Mortgage Pass-Through Certificates WMALT Series 2007-2 Trust for the 2007 fiscal year  (the “Relevant Year”):

1.                  A review of the activities of the Administrative Agent during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.                  To the best of my knowledge, based on such review, the Administrative Agent has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except that, during the month of April, 2007, the Administrative Agent failed to report the amounts payable to each outstanding class of exchangeable certificates in accordance with Section 4.02(b)(A)(6) of the applicable pooling and servicing agreement.  Instead the Administrative Agent reported the aggregate distribution amount for all exchangeable certificates.  On May 17, 2007, the Administrative Agent issued a revised distribution report to the trustee which reflected the actual principal balances for each class of exchangeable certificates on the distribution report and the associated distribution amount for such class.  WMMSC has amended its procedures to reflect that future distribution reports will reflect the actual outstanding principal balances for each class of exchangeable certificates and future distribution calculations will be made for each outstanding class of exchangeable certificates in accordance with the principal amount outstanding.

Dated as of March 1, 2008.

/s/ Barbara Campbell Name: Barbara Campbell Title: First Vice President